RCM Technologies, Inc. Tel: 856.486.1777      Corporate Contacts:
2500 McClellan Avenue  Fax: 856.488.8833      Leon Kopyt
Pennsauken, NJ 08109-4613 info@rcmt.com       Chairman, President & CEO
                          www.rcmt.com        Stanton Remer, CPA
                                              EVP & Chief Financial Officer
                                              Kevin D. Miller
                                              Senior Vice  President


                           P R E S S    R E L E A S E


         RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS FOR THE THIRTEEN WEEKS
                               ENDED APRIL 1, 2006

May 3, 2006 -- RCM Technologies, Inc. (NNM: RCMT) today announced financial results for the thirteen weeks ended April 1, 2006.

The Company announced revenues of $47.1 million for the thirteen weeks ended April 1, 2006, up from $44.1 million for the thirteen weeks ended April 2, 2005 (same period a year ago). Net income for the thirteen weeks ended April 1, 2006 was $811,000, or $0.07 per diluted share, as compared to net income of $833,000, or $0.07 per diluted share, for the same period a year ago. For the thirteen weeks ended April 1, 2006, earnings before interest, income taxes, depreciation and amortization ("EBITDA") was $1.9 million, or $0.16 per diluted share, as compared to $1.7 million, or $0.15 per diluted share, for the same period a year ago. Included in the EBITDA for the thirteen weeks ended April 1, 2006 was a $305,000 charge, or $.03 per diluted share for stock based compensation expense, which resulted from the implementation of Statement of Financial Accounting Standard No.123R, "Share-Based Payment" on January 1, 2006.



Leon Kopyt, Chairman and CEO of RCM, commented: "We are pleased to report a moderate increase in revenues of approximately 7%, a rise in EBITDA of 14% and an improvement in gross profit of 19% for the first quarter of 2006 as compared to the first quarter of 2005. We expect the ramping up of existing projects to gradually contribute to our operational performance in subsequent quarters. Additionally, we believe the current volume of proposal activity continues to reflect an environment of business growth and further expansion of market share."


About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development, and delivery of these solutions to commercial and government sectors for more than 30 years. RCM's offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company's services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

                                Tables to Follow

                             RCM Technologies, Inc.
                        Consolidated Statements of Income
                                   (Unaudited)
              Thirteen Weeks Ended April 1, 2006 and April 2, 2005
                    (In Thousands, Except Per Share Amounts)


                                                              2006                    2005
                                                        ------------------       ---------------
Revenues                                                          $47,054               $44,082
Gross profit (1)                                                   12,031                10,108
Selling, general and administrative (2)                            10,086                 8,406
Depreciation and amortization                                         353                   260
Interest expense, net                                                  65                   124
Loss on foreign currency transactions                                  13                     4
Income before income taxes                                          1,514                 1,315
Income taxes                                                          703                   482
Net income                                                           $811                  $833

Earnings per share (basic and diluted)
 Net income                                                          $.07                  $.07

 (1) Reflects stock based compensation expense of $12,000 included in cost of services for the thirteen weeks ended April 1, 2006.

 (2) Includes stock based compensation expense of $293,000 for the thirteen weeks ended April 1, 2006.



                             RCM Technologies, Inc.
                     Summary Consolidated Balance Sheet Data
                                   (Unaudited)
                                 (In Thousands)

                                                              April 1,          December 31,
                                                               2006                 2005
                                                          ----------------    -----------------
Cash and equivalents                                               $4,457               $3,761
Accounts receivable                                                49,278               44,930
Working capital                                                    33,806               33,032
Goodwill and Intangible assets                                     38,397               38,469
Total assets                                                      111,715              106,773
Senior debt                                                         7,100                3,900
Total liabilities                                                  34,827               31,084
Stockholders' equity                                              $76,887              $75,689


                             RCM Technologies, Inc.
Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities
                                   (Unaudited)

EBITDA means earnings before interest, taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to both net income and cash flow provided by operating activities.

                                                                      Thirteen Weeks Ended
                                                                         (In Thousands)
                                                                Apri1 1,                 April 2,
                                                            ----------------          ---------------
                                                                 2006                      2005
                                                            ----------------          ---------------
EBITDA (1)                                                           $1,932                   $1,699
Depreciation and amortization                                           353                     (260)
Interest expense, net of interest income                                 65                     (124)
Income taxes                                                            703                     (482)
                                                            ----------------          ---------------
Net income                                                             $811                     $833
                                                            ================          ===============

Net income                                                             $811                     $833
Adjustments to reconcile net income to cash
  provided by operating activities:
    Depreciation and amortization                                       353                      260
    Stock based compensation expense                                    305
    Provision for losses on accounts
      Receivable                                                         (6)                      (9)
Changes in operating assets and liabilities
    Accounts receivable                                              (4,342)                  (1,230)
    Restricted cash                                                     (86)
    Prepaid expenses and other current assets                           613                      536
    Accounts payable and accrued expenses                             2,125                     (339)
    Accrued compensation                                               (467)                  (1,405)
    Payroll and withheld taxes                                           27                     (687)
    Income taxes payable                                             (1,142)                     168
                                                            ----------------          ---------------

Cash used in operating activities                                   ($1,809)                 ($1,873)
                                                            ================          ===============

    (1) Includes stock based compensation expense of $305,000 for the thirteen weeks ended April 1, 2006.

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